EXHIBIT 99.3
Final Transcript
Conference Call Transcript
ANF — Q1 2008 Abercrombie & Fitch Co. Earnings Conference Call
Event Date/Time: May. 16. 2008 / 8:30AM ET

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CORPORATE PARTICIPANTS
Brian Logan
Abercrombie & Fitch Co. — Senior Director — IR
Mike Kramer
Abercrombie & Fitch Co. — EVP, CFO
Mike Nuzzo
Abercrombie & Fitch Co. — VP — Finance
Kristen Blume
Abercrombie & Fitch Co. — CIO
CONFERENCE CALL PARTICIPANTS
Janet Kloppenburg
JJK Research — Analyst
Liz Dunn
Thomas Weisel Partners — Analyst
Jennifer Black
Jennifer Black & Associates — Analyst
Jeff Klinefelter
Piper Jaffray — Analyst
Jeff Black
Lehman Brothers — Analyst
Dana Telsey
Telsey Advisory Group — Analyst
John Morris
Wachovia — Analyst
Paul Lejuez
Credit Suisse — Analyst
Lorraine Maikis
Merrill Lynch — Analyst
Christine Chen
Needham & Co — Analyst
Lauren Levitan
Cowen & Co — Analyst
Brian Tunick
JPMorgan — Analyst
Kimberly Greenberger
Citigroup — Analyst
Adrienne Tenant
FBR — Analyst
PRESENTATION

Operator

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Good day and welcome to this Abercrombie & Fitch first quarter earnings conference call. Today’s conference is being recorded. (OPERATOR INSTRUCTIONS). We will open the call to take your questions at the end of the presentation. We ask that you please limit yourself to one question during this question-and-answer session. At this time, I’ll turn the call over to your host, Mr. Brian Logan. Please go ahead, sir.

Brian Logan - Abercrombie & Fitch Co. — Senior Director — IR
Good morning and welcome to our first quarter earnings call. Earlier this morning, we released first quarter sales and earnings, balance sheet, income statement and updated financial history. If you haven’t seen these materials, they’re available on our website. This call is being recorded and can be replayed by dialing 888-203-1112. You will need to reference the conference ID number 3028248. You may also access the replay through the Internet at Abercrombie.com. With me today are Mike Kramer, Chief Financial Officer, Mike Nuzzo, Vice President of Finance, and Kristen Blume, Chief Information Officer. Today’s earnings call will be limited to one hour. After our prepared comments, we will be available to take your questions for as long as time permits. Please limit yourself to one question so that we can speak with as many callers as possible. Before I begin, I remind you that any forward-looking statements we may make today are subject to the Safe Harbor statement found in our SEC filings. Now to Mike Kramer.

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
Good morning. Once again, we are proud to report record sales and earnings, marking 65 consecutive quarters of year-over-year earnings improvement. Our performance demonstrates our continued ability to effectively position our brands, which gives us a competitive advantage and is critical to producing consistent and sustainable results.
As you all know, the first quarter selling environment proved to be more challenging than many had anticipated. Tough macroeconomic conditions led by declines in home values, turmoil in the credit markets and a rise in fuel and food prices combined with weaker job and income growth resulted in the consumer confidence index dropping to its lowest level in five years. In addition, the female fashion business industry-wide was soft compared to last year. particularly fashion knit tops, our largest selling category. To top it off, a two week shift in the Easter calendar pulled the corresponding spring breaks into a colder weather period, negatively affecting March sales, which were not fully recouped in April. Given this difficult selling environment we are pleased that we were able to produce solid sales results without resorting to promotions to drive top line growth. We believe we were able to produce these results because of our global brand recognition. Particularly, with the Abercrombie & Fitch brand.
Excluding the anniversary of the grand opening period, the Abercrombie & Fitch London flagship and the Abercrombie & Fitch and Hollister Canadian stores all produced positive comparable store sales during the quarter. More importantly, U.S. international tourist stores in locations such as New York, Miami, Orlando, Las Vegas and San Francisco were extremely productive during the quarter, which was a huge performance driver for the Abercrombie & Fitch brand. The increase in tourist store sales during the quarter was led by the already amazingly productive Fifth Avenue flagship. The direct to consumer channel also remained strong, posting a 44% increase in sales over last year. With the international direct to consumer business growing 78% over last year.
As I alluded to, we are benefiting from international tourists traveling to the U.S. to take advantage of a weak U.S. dollar. We were able to realize this benefit because of our global brand recognition. This is additional proof that there is global demand for our brand and it gives us further confidence that we can be successful with our international expansion initiatives. It also demonstrates the importance of owning a global brand during a difficult selling environment in the United States.
In addition to solid top line performance, we also posted a 6% increase in earnings per share, despite a 3% drop in comparable store sales and the absorption of incremental expense associated with minimum wage increases and preopening related to Abercrombie & Fitch Tokyo flagship during the quarter. We achieved this result through the strength of our gross margin and by strategically cutting operating costs. Initial markup continued to provide a huge benefit, driven by savings in sourcing and logistics, London premium pricing, and strategic price increases in select categories. In addition, our focus on inventory management enabled us to keep markdowns in check. Expense control was also a key driver of our bottom line performance. We were able to control variable costs throughout the organization including store payroll hours, home office travel and other store and home office expenses. We are particularly pleased that we achieved these results without compromising the long-term positioning of our brands or jeopardizing our growth initiatives. We continue to invest in stores, merchandise development and home office infrastructure. On the merchandise side, our IDC and sourcing teams have made great strides in product quality and the use of leading techniques in graphics, applique and fabric texturing. In stores merchandise remained full price and we avoided to resorting to promotions to drive top line growth. We also continued to refresh stores, such as upgrading sound systems in the chain.

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Our store growth initiatives are moving forward as planned. Hollister, the primary domestic driver of new store growth in the near term, still has opportunities in many high quality U.S. malls. We continue to find that Hollister stores opened less than one year exceed our initial sales targets and produce a contribution rate better than or equal to that of the existing chain. In addition, our first Hollister flagship in New York is still scheduled for an early 2009 opening and will display new and exciting store experience elements. We also plan to open our first Kids flagship on Fifth Avenue in New York in 2010. We believe that both flagships can further fortify the iconic image of these brands as we look to expand internationally. Gilly Hicks, a brand that we believe can provide long-term domestic growth, now operates five stores. We continue to be pleased with the performance of Gilly Hicks and are building both brand recognition and the foundation for a strong everyday bra and underwear business. We are committed to developing this concept into the best in the intimates business as we have done with our other brands.
Internationally, we recently announced plans to open a second European Abercrombie & Fitch flagship in Copenhagen, Denmark in 2009. We are also in the process of securing locations in Italy, France, Germany, Spain and Sweden. Our plan for a late 2009 opening of our first flagship in Asia, located in Tokyo’s Ginza district remains on schedule. In addition we are on track to open our first of four Hollister mall-based stores in the U.K. in October of this year.
Looking ahead, we see a continuation of the difficult selling environment. However, just as in the first quarter, we view this as an opportunity to further separate our brand from the competition. In order to do so, it is important that we remain true to our brand’s aspirational positioning by maintaining the highest quality product, a disciplined pricing approach, and an exceptional in-store experience. We must continue to improve operating efficiencies to maximize gross margin and reduce operating expenses to generate value for our shareholders. However, we must never lose focus of our brand’s positioning, which is critical to our long-term sustainability and global expansion initiatives.
Before I turn it over to Mike Nuzzo, I want to take this time to once again reiterate the fundamentals of our business and why we believe we are poised for continued momentum in our business model. One, growth initiatives. We have significant growth opportunities with our existing proven brands. This growth is in the form of higher productivity of existing categories, plus introduction of new categories, continued domestic growth and significant international growth. In addition, we have introduced two new brands in recent recent years that have great potential. Let me note, though, that our long-term strategy of producing double-digit EPS growth does not necessarily rely on the latter happening. Two, brand protection.
Two subcategories under brand protection, consistency and sustainability. Consistency, we will not sacrifice quality or promote our new product to buy sales on a short-term basis. The second, sustainability. We focus on our core customer and offer the best experience in the mall. This is accomplished through our six senses approach, and our continued investment to maintain our store standards. Number three, infrastructure. We are investing in IT initiatives that will help us grow internationally and just as important, on a leveraged basis. These come in the form of scalable systems that will allow us to optimize as we grow in the future. We believe we are being very pragmatic with all of our infrastructure investments, with a goal of maximizing return on investment. These three points separate us from every other specialty retailer. They represent the formula for a strong business model and one that we are very proud of.
Now, to Mike Nuzzo.

Mike Nuzzo - Abercrombie & Fitch Co. — VP — Finance
Thanks, Mike. Good morning. As Mike Kramer indicated, when you consider the factors impacting the first quarter of 2008, the relatively unfavorable Easter break calendar, the economic downturn, the lack of a strong female fashion trend industry-wide, and our own investment initiatives, to deliver earnings growth over last year is a significant accomplishment.
Our fiscal 2008 first quarter net sales for the 13 weeks ended May 3, 2008 increased 8%, to $800.2 million from $742.4 million for the 13 weeks ended May 5th, 2007. First quarter direct to consumer net sales increased 44%, to $62.5 million. Total comparable store sales decreased 3%, transactions per store per week decreased 4% and average transaction value was flat to last year. Comps were strongest in tourist and international stores, and weakest in the south and Midwest regions. For the total company, male tops, female fleece tops and denim and fragrance in both genders performed well in the quarter. Female knit tops and knit pants underperformed as did woven shorts in both genders.
First quarter gross profit rate was 66.8%, 120 basis points higher compared to last year. The change in rate is attributed to a higher initial markup rate and a lower shrink rate, partially offset by a higher markdown rate versus last year. Our higher initial markup rate was driven by favorability from London premium pricing, sourcing benefits and select price increases in polo and denim departments. We ended the first quarter with inventories down 21% per gross square foot at cost versus last year, which exceeded our guidance from the fourth quarter call, that estimated a reduction in the 17 to 20% range. The reduction was driven by lower basic and spring inventory levels per square foot. We believe the level and

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timing of spring merchandise deliveries were well-managed and on target for the challenging selling environment. While our spring merchandise strategy limited markdown exposure, increased IMU continued to drive favorable gross profit results. Stores and distribution expense for the quarter as a percentage of sales increased 120 basis points, to 42.7%, versus 41.5% last year. The increase in rates versus last year reflects both the negative 3% comp store sales results, and as indicated on our fourth quarter call, the impact of higher minimum wage rates and higher direct expense rates, specifically related to the Tokyo flagship lease.
Payroll hours per store were lower than last year in response to the sales trend. Also, direct to consumer processing expenses were higher as a percentage of total sales compared with last year, since our DTC sales growth rate exceeded the total company growth rate. Our distribution center UPH increased 12% from last year. For the first quarter, marketing, general and administrative expense was approximately $104.7 million, in line with the 105 to $108 million guidance range provided on our fourth quarter call. As a percentage of sales, MG&A increased 100 basis points, to 13.1% from 12.1% last year. While we continue to invest in the infrastructure for growth, we were able to control variable expenses in areas such as travel and sample purchases.
For the first quarter, operating income decreased to $90.6 million, compared to $92.7 million last year. Operating income as a percentage of sales was 11.3%, versus 12.5% last year. Net income for the quarter increased — net interest income for the quarter increased to $7.6 million, from $3.7 million last year. The increase is attributed to both a higher investment balance and a higher average interest rate compared to last year. The effective tax rate for the first quarter was 36.8%, compared to 37.7% for the first quarter 2007. The rate favorability is primarily attributed to higher tax exempt investment income. Net income for the first quarter increased 3%, to $62.1 million versus $60.1 million last year. First quarter net income per diluted share increased 6%, to $0.69 versus $0.65 last year.
First quarter capital expenditures were approximately $91 million. In the quarter, we opened one new Abercrombie & Fitch store, two new Abercrombie stores, 10 new Hollister stores, one new RUEHL store and two new Gilly Hicks stores. Our end of quarter total gross square footage was approximately 7.4 million. Also note that on the balance sheet issued today, we have reclassified $318.1 million in auction rate security holdings from current assets to non-current assets, given the current liquidity issues in this market.
Now I’d like to provide updated guidance information. In North America, we expect to open a total of 104 new stores, consisting of 3 A&F, 66 Hollister, 13 Kids, 6 RUEHL, 14 Gilly Hicks and 2 outlet stores. We also plan to open4 new Hollister stores in the U.K. later this year. Our expected square foot growth for the year is 10%, revised from the 11% growth rate provided on the fourth quarter call. Our flagship construction projects remain on schedule, and other capital expenditure estimates provided on our fourth quarter call remain consistent, with approximately $15 million for complete store remodels, $50 million in store refreshes and $73 million in home office infrastructure, information technology, and distribution center investments. With a slightly lower 2008 new store count, our estimated total capital expenditure level is now between 410 and $415 million. For inventory levels, we expect to end the second quarter of 2008 with inventory flat on a per square foot at cost basis versus Q2, 2007. Although we expect to end the second quarter with spring seasonal merchandise per square foot down to last year, planned earlier back to school merchandise deliveries, necessary investment in Gilly Hicks, and the back to school full chain roll-out of Hollister body product will also contribute to this expected inventory result.
For EPS guidance, we reaffirm our estimate of $1.61 to $1.65 net income per diluted share for the first half of fiscal 2008. This full season earnings guidance reflects the following: A negative 2% comp store sales level in Q2 to achieve the low end of the guidance range. In stores and distribution expense for Q2, around $2.5 million in added expense for store payroll minimum wage rate increases, approximately $2.5 million in preopening rent expense associated with the A&F Tokyo flagship and approximately $2 million in preopening rent expense associated with the Hollister Soho flagship. A Q2 MG&A expense level of between 105 and $108 million and a total spring season effective tax rate of 37.5%.
As we have discussed, we are proud of our track record in delivering earnings growth in both good and bad economic conditions. While others may see retrenchment as the only option to weather a prolonged downturn, we have the financial strength to invest and maintain our long-term growth plan. We continue to invest in projects that support our growth plans and drive efficiencies in our operations. These investments will help us generate earnings growth and deliver value to shareholders. Overall, we have high expectations for the future in terms of iconic brand development, operating efficiencies and growth opportunities. Now we are available to take your questions. Please limit yourself to one question so that we we can speak with as many callers as possible. After everyone has had a chance, we will be happy to take follow-up questions. Thank you.
QUESTION AND ANSWER

Operator

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(OPERATOR INSTRUCTIONS). The first question today will come from Janet Kloppenburg with JJK Research.

Janet Kloppenburg - JJK Research — Analyst
Good morning, everyone. Congrats on a good quarter. Couple of — well, one question. Mike, if you could talk a little bit about the investment spending that’s going on and in light of the tough economic environment that you cited this morning, if you had to scale back on any of that up front investment spending that you think will optimize earnings growth in ‘09 and ‘10. And just if you could talk a little bit about if you had to take a haircut on the auction rate securities. Thanks very much.

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
I’ll attack the first part of the question and then Nuzzo can answer the haircut question.

Janet Kloppenburg - JJK Research — Analyst
Okay, thanks.

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
In terms of our investment spending, Janet, which is a fantastic question because it really speaks to basically the core of our ability to continue to invest in our business for long-term growth. We have not sacrificed any investment spending at all, no scale back in terms of infrastructure, in terms of headcount, for our continued ramp-up in terms of our international growth. And it really — I’m glad that you asked the question, because it gives me the opportunity to reinforce the fact that we can still have up earnings in these kind of tight macroeconomic conditions and still invest in future growth and areas that will also optimize future efficiencies. So we’re pretty proud of that.

Mike Nuzzo - Abercrombie & Fitch Co. — VP — Finance
Janet, let me answer the second part of your question. Let me mention some things so that we’re all talking clearly about this. First of all, as you know, we do have auction rate securities. We have about $80 million in municipals and the balance is in student loans. Like many other folks out there, we have seen liquidity return primarily through calls on the municipal auction rate securities and we have seen very little liquidity return in the student loan side. It’s fair to say that this has been an annoyance for us. We talk about wanting to keep a substantial cash cushion and this of course bites into that. A major benefit for us in the first quarter was a higher interest income driven partially by some of these higher penalty rates that we experienced on these auction rate securities. I would not expect that to continue into Q2 because many of the higher interest rate auction rate securities have been called.
I want to make it clear and as Mike Kramer indicated, this situation has not and will not affect any of our investment plans and any of the way that we’re running the business today and into the future. We have reclassified and valued the auction rate securities. We have not taken a haircut, as you would indicate. We’ve taken a FAS 151 temporary adjustment and we’ve done so, again, consistent with FAS 157, consistent with the liquidity issues in this market and consistent with our intent to hold onto these auction rate securities until they are either called or liquidity returns to this market. And so I don’t know if you wanted to add anything to that.

Janet Kloppenburg - JJK Research — Analyst
No, I think that was very well said.

Mike Nuzzo - Abercrombie & Fitch Co. — VP — Finance
Okay. I hope that helps, Janet.

Operator

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We’ll now move to Liz Dunn, Thomas Weisel.

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
Hi, Liz.

Liz Dunn - Thomas Weisel Partners — Analyst
Oh, good morning. Sorry. I guess my question relates to the inventory positioning. Very, very lean. How much longer can we see these sorts of reductions in inventory and is there any fear that that will constrain your ability to comp?

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
First and foremost, we will never sacrifice our ability to generate more sales. We will never constrict our inventory from that perspective. The significant declines you’ve seen in inventory on a gross square footage basis are really all around us optimizing our inventories. As Mike — I think Mike indicated in the script, we do not have on a go-forward basis, we do not intend to see these kind of significant double-digit reductions. You’re going to see inventory more in line with our sales performance or our sales likes on a go-forward basis. Having said all that, I still believe that there is some areas for optimization in terms of our inventory. But you’re not going to see these kind of declines that you’ve seen. And once again, I’m going to reinforce the fact that, you know, we have the ability in terms of our time to market to really react with regards to sales. Both up and down. And we will never, never cut back on inventory to constrain our ability to generate revenue.

Operator
We’ll now to move to Jennifer Black, Jennifer Black and Associates.

Jennifer Black - Jennifer Black & Associates — Analyst
Good morning and congratulations.

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
Hi, Jennifer, how are you?

Jennifer Black - Jennifer Black & Associates — Analyst
I’m great, thank you. I was just curious, Mike, in looking down the road, where would you envision — I mean, what percent of your business would you envision to be international, say, three years down the road or five years down the road, and then secondly, besides Denmark, which of the European countries you mentioned are you most excited about? Thank you.

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
Well, as I said before, publicly, roughly around 13% of our sales, if you include direct to consumer, you include our non-U.S. dollar generated revenue, even in terms of our tourist stores, our Canadian stores and London stores, roughly represents about 13% of our business today. And we anticipate — I mean, we have just dipped our toe, really, and really are leveraging this global brand recognition and we’re starting to see elements of that in terms of our other two brands, Hollister and Abercrombie Kids. So we’re very excited about it. The potential in terms of international business for our total business is significant. I’m not going to sit here and bifurcate it out in terms of three years, five years, but what I can tell you that over the course of the next probably seven to 10 years, you’re looking at probably roughly around 50% of our business being international. We are looking at ourselves in terms of a global brand and we’re going to leverage that iconic status with regards to Abercrombie & Fitch and the movement in terms of iconic status globally for Hollister and Abercrombie Kids.

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Operator
Next question will come from Jeff Klinefelter with Piper Jaffray.

Jeff Klinefelter - Piper Jaffray — Analyst
Hey, guys. Again, congratulations on great management of the business this quarter.

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
Thanks, Jeff.

Jeff Klinefelter - Piper Jaffray — Analyst
My question I wanted to focus on Hollister. First in terms of your expansion into England this year, could you just touch on how you’re positioning or marketing, per se, the concept, given less visibility than the Abercrombie brand for a lot of those international consumers, are you doing anything at all or just opening and letting the store speak for itself? And then secondly in the domestic market as you’re continuing to open Hollister stores, that is your biggest division, could you address the A versus B volume. I know there’s a consideration a while back for kind of two district strategies on how to model those stores as you get into more locations. Could you address that as well? Thanks.

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
I’ll take the first part of that question in terms of concepting. We’re very excited about Hollister internationally. And we’re starting to see, as I’ve indicated, some significant awareness with regards to Hollister globally. One of those that is really, really intriguing in terms of our direct to consumer business, as we mentioned, we saw 44% growth in direct to consumer business and a large portion of that was international. Interestingly, if you break out that 44% by brand, roughly — Hollister had a 60% growth on direct to consumer, which is staggering. So we’re very excited about that. Now, in terms of positioning Hollister overseas, there’s a couple things that we’re taking a look at. We’re starting to see that there is a — people are correlating Hollister as an Abercrombie brand and we’re going to continue with that. I think that as we continue construction of some of these sites, you’ll see the barricades indicate Hollister with some subtitle by Abercrombie & Fitch. And this is really the first time that we’ve really publicly associated the brands together, so we’re pretty excited about that.

Mike Nuzzo - Abercrombie & Fitch Co. — VP — Finance
Jeff, in terms of the second part of your question in terms of Hollister domestically, we’ve talked about this and mentioned it in the script as well. There are clearly a number of malls out there, A volume malls, that we have on our targeted hit list and are continuing to look for the right space to be in. We don’t want to sacrifice, clearly, the layout and the sizing of the store that can make us very successful in these high volume malls. So we’re working hard, obviously, on those. As far as what you would call the lower tier malls, again, the plan is very similar to what we’ve talked about. Our approach in that area is really, again, to look for malls to focus on the planning aspects of going into a market to make sure we are not saturating the market with Hollister stores, to look for the right economics that continue to deliver a four wall profitability that’s consistent with the rest of our chain. And as we mentioned in the script, that’s certainly what we’ve been able to achieve over the last year of opening Hollister stores and foresee that continuing in the future. So hope that gives you an idea of the strategy that we’re pursuing on the domestic side.

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
Let me just add to that, just kind of a reinforcement of our excitement even in terms of domestic growth for Hollister. As we said in the script, you know, the new stores continue to perform equal or above from a bottom line perspective in terms of Hollister. But the one thing that I want to point out in terms of look at the number of Hollister stores we have today, look at the number of stores domestically that American Eagle has.

Operator

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Final Transcript

Now moving to Jeff Black, Lehman Brothers.

Jennifer Black - Jennifer Black & Associates — Analyst
Hey, thanks. Couple questions related to international. On the IMU, how much did London pricing really impact that? And Mike, can you just discuss how much, if any, the dollar’s impacting the results over there? And secondly, on the Tokyo flagship on the stores distribution line, you know, that’s a big up tick, what can we expect to see in terms of percent of sales increases on that line as the year plays out, thanks?

Mike Nuzzo - Abercrombie & Fitch Co. — VP — Finance
Jeff, I’ll take the first part of your question, the first two questions. On the IMU side, for London, it has provided between 10 and 20 basis points of benefits to the total IMU over the past couple of quarters. Keep in mind though, that we are anniversarying that to some extent, we’ll obviously have incremental sales in growth in London That will continue to add to that IMU benefit but it will not be a significant as the start-up part of it go forward. As far as the benefit of the weakened dollar, it’s come about in a couple different ways.
If you think about our Canadian stores, I think the exchange rate this quarter compared to last year first quarter for the dollar versus the Canadian is roughly 15% strengthening of the Canadian dollar. So that has helped us on the sales dollar side of the Canadian business. We account for it and adjust for it out of the comp, so you won’t see it impacting the comp base but it certainly does help on the sales dollar side. It helps on the four wall profitability side of the Canadian business. And then if you expand to the tourist stores that we’ve talked about, some of the benefit is definitely because of weakening dollar and, you could certainly see that in the London — the Fifth Avenue case and some of our other key tourist store locations like San Francisco Center and Aventura so we’re definitely getting a benefit there. But again, it’s tough to quantify that specific benefit. We also firmly believe that the brand has a significant appeal internationally and that’s what’s the primary driver of those businesses.

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
Jeff, I’ll take the stores and distribution. I’m actually glad you asked this question because it really highlights, one, our ability to control our business. The one thing that you need to keep in mind, again, we posted negative three likes for the quarter. So that’s obviously going to affect your ability to leverage a highly fixed cost line item. But the one thing that I want to tell you about that I’m very proud of is that even in light of the minimum wage increase that we experienced, we were able to leverage our store payroll. We actually brought our payroll down in terms of in line with the variable portion related to the sales decline but we were also able to find some efficiencies in our store payroll.
Now, I want to point out that all of these were — all the cuts related to store payroll were confirmed efficiencies or related to the variable flex related to sales. We are not cutting head count in our stores or hours in our stores. We will not cut into bone during these times. In terms of occupancy, another area that I’m very proud of. Again, the preopening rent with regard to the Ginza really hurt us. We’re not generating any revenue or margin related to that, so that’s just sheer negative pressure to my line item. But all other line items are really in line in terms of the variable percentage. You did see an increase in terms of our real estate depreciation but in total, our occupancy on an average store is up 2% year-over-year so I’m very proud of that.

Operator
Now moving to Dana Telsey, Telsey Advisors Group.

Dana Telsey - Telsey Advisory Group — Analyst
Good morning, everyone.

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
Hi, Dana.

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Final Transcript

Dana Telsey - Telsey Advisory Group — Analyst
Hi. Can you talk a little bit about men’s and women’s, what you’re seeing in terms of in each of the different businesses in bottoms and tops, just to give us a sense a sense of product and how you’re positions for back-to-school, thoughts there? And lastly, Gilly Hicks. Any update, what tweaks are you making and what’s the outlook? Thank you.

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
Dana, I’ll take the first part of the question. Looking forward, we don’t give a lot of detail, as you know, on merchandise strategies looking forward. But looking to back-to-school, generally, I can tell you that we’re hoping that the — and we’re anticipating that the shorts business and the female fashion tops business improves certainly from where it was in Q1. There was a weather factor that we think was part of the issue in both of those areas. We feel really good about our denim positioning for back-to-school. We feel like we’ve got the washes and the fits in the right mix that should position us well for back-to-school. And again, it’s always a wild card about the timing of it and again, it can be weather related.
We feel really happy about the fleece business and in terms of the texturing and the appliques and the graphics, we really feel like we’re becoming that destination for fleece. And to really highlight, the fragrance and body business will be an area that we’re very excited about for back-to-school and into fall. Our men’s fragrance business comp was stellar in the first quarter, driven primarily by the ever-increasing popularity of Fierce. As you know, we rolled out the Hollister Body Care in 90 stores last year. We’ll be rolling it out again for all stores for back-to-school. We’re very excited about that. And we really feel like this is an area of the business that because of our brand strength, we can really grow and develop over the next couple years.

Mike Nuzzo - Abercrombie & Fitch Co. — VP — Finance
In terms of Gilly Hicks, to be honest with you, still too early to give too much detail. Obviously, we’re monitoring it very closely at a very detailed level. We take a look at how Gilly Hicks is performing as a percentage of our other brands in those malls, as a percentage of competition within those malls. The one things that I can tell you is our logo merchandise is selling extremely well, which is really helping the brand awareness and our conversion rates are really good for a new brand. We’re very, very excited about this brand. As anticipated, the focus is continually building in everyday bra and underwear business so we’re very excited. Now, one thing I want to add to the answer, which you didn’t really ask but I think gives me an opportunity to really point is if you remember the last quarter call, you know we talked about, again, what I call our two embryonic brands and how are they impacting our P&L and again, with the major improvement that we made on the cost side with regards to RUEHL, if you combine those brands in terms of their performance for Q1 and compare that to RUEHL’s performance in Q1 last year, the net impact was only $0.01 to EPS year-over-year. So I’m very proud of our performance in terms of managing the cost side of the business while still growing these two embryonic brands and investing in them.

Operator
John Morris, Wachovia, you have the next question.

John Morris - Wachovia — Analyst
Thanks, good morning, congratulations. My question on gross margin being up 120 basis points, you mentioned the component’s higher IMU shrink, offset by markdowns, can you give us directional magnitudes of those components, how much each benefited. And within your IMU comment, specifically, you said it was coming from better sourcing. If you could elaborate there, where that’s coming from and would we expect to see that continue on a go-forward basis? Sounds like a lot of those are continuing to help drive gross margin. Thanks.

Mike Nuzzo - Abercrombie & Fitch Co. — VP — Finance
Yeah, John, it’s Mike Nuzzo. I’m not going to give you the detailed breakout of the gross margin side. Yeah, everything you mentioned is true. We had a lot of things working in our favor from a gross margin standpoint in Q1. We talked about select price increases, the London IMU benefit. The sourcing, which you highlighted, is really a continuation of the effort on our sourcing team. We’ve got a number of levers that we know we can pull and work on on the sourcing side. And so, that is — it’s really nothing new. It’s really just a continuation of the good work that

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Final Transcript

the sourcing teams do in conjunction with our merchants, to really find out the best way to make the product, to get it here, to work through the logistics, to generate as much savings as possible, which, again, goes to the IMU. Now, really important point to make clear.
Go-forward, some of these benefits will continue to be in place and some of them won’t. The shrink benefit, for example, is the residual from the anniversarying of the soft sensor last year. That will not continue onto the future. I talked about the London IMU benefit being less go-forward. And then, also keep in mind that in Q2, our gross margin historically has been the highest that it would be throughout the year. And so to expect to have that kind of increase in Q2 is just not going to make sense. But again, we’re excited about what we’ve done on the gross margin side. We’ve told you not to factor in growth on the IMU side. We’ve certainly seen it, but again, I would not anticipate the level of benefit that we got in Q1 going forward Q2 and so on.

Operator
Now we’ll take a question from Paul Lejuez with Credit Suisse.

Paul Lejuez - Credit Suisse — Analyst
Hey, guys, thanks.

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
Hey, Paul.

Paul Lejuez - Credit Suisse — Analyst
Hey. How should we think about the operating margin on the direct business? With that piece growing much faster than the stores, should we be looking at that as a boost to operating margin or a drag? And then second, how should we think about the costs to build these flagships. I don’t know if you can provide anything on a sales per — cost per square foot basis on those costs.

Mike Nuzzo - Abercrombie & Fitch Co. — VP — Finance
Well, I can answer that. The answer to the first question is definitely a boost. And the second one, in terms of the flagship, I’m not going to really give specific details. I can tell you obviously that the cost per flagship on a square footage basis is higher than our average store. Again, we are focusing on a jaw-dropping experience with regards to this flagship. But again, the return related to these are highly accretive to the rest of our business, so we’re pretty excited about it.

Operator
Lorraine Maikis, Merrill Lynch, you’ll have the next question.

Lorraine Maikis - Merrill Lynch — Analyst
Thank you, good morning. Going forward it sounds like some of the gross margin tail winds in the first quarter are going away and some of the store and distribution headwinds are picking up. So I guess can you talk about margins going forward, if you do comp negatively, how long can you continue to maintain this type of margin level? And secondly, can we just have an update on RUEHL? Thank you.

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
Want to take gross margin?

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Final Transcript

Mike Nuzzo - Abercrombie & Fitch Co. — VP — Finance
Sure. I think you’re indicating, gross margin, can’t expect the same increase and stores and distribution you’ve got some. I would just say that we’ve factored that into the guidance that we provided to you. And again, we are targeting the lower end of guidance tied to a negative 2% comp for the quarter. We feel like that’s — that should be achievable under the following circumstances. One, we feel like the Easter break probably hurt us by about one comp point. With the weather getting better, hopefully see continued progress in the performance of shorts and female knit tops. And the assumption that the tourist business that we’ve seen continues to go along as it is and that the economy doesn’t get any worse. So factoring all those elements in, I can really just tell you that the Q2 prognosis is reflected in the guidance in the EPS guidance that we’ve given you.

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
I’ll just add to that, in terms of the gross margin piece. Everything that Mike said is absolutely true in terms of Q2. But take a look at, you know, our international expansion long-term and the impact that that will have in terms of our IMU. Again, I’m not going to give you details, but that is definitely some upside with regards to gross margin long-term. In terms of RUEHL, RUEHL, we are very committed to this brand, first and foremost. We believe strongly in had this niche. Secondly, I believe that — or we believe that we have not done a very good job in terms of distinguishing the product or differentiating the product between RUEHL and Abercrombie & Fitch and asking for that premium in terms of the price point. This is a huge focus on our design team, our merchant team, and Mike Jeffreys and Chad Kessler with regards to focusing on the differentiation. You should start to see some of that in terms of late back-to-school and definitely into 2009. So again, we’re very excited about it and I’m personally very excited about our ability to rein in the costs related to RUEHL both on a CapEx perspective and operating expense perspective.

Operator
Now taking a question from Christine Chen, Needham & Company.

Christine Chen - Needham & Co — Analyst
Thank you. Just to piggy back on that question with respect to RUEHL, would you expect then RUEHL to break even in ‘09 or be profitable in ‘09?

Mike Nuzzo - Abercrombie & Fitch Co. — VP — Finance
I guess the answer to that question is, you know, again, it depends on what we think we’re going to see in terms of fall. I really don’t want to be any more precise with regards to that. But I’m just really pleased in terms of the direction that we’re going from an expense perspective, and we’re really counting on, you know, continued differentiation top line.

Operator
And now we’ll hear from Lauren Levitan, Cowen and Company.

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
Hi, Lauren.

Lauren Levitan - Cowen & Co — Analyst
Good morning, Mike. I was hoping you could give us an update on the myriad IT initiatives that are obviously under way, many of which we’re already seeing the impact of. If you could give us a sense of what more we should see rolling out in ‘08 and ‘09 and the time frame against we should be expecting to see some of those incremental benefits flowing through. Thanks very much.

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Final Transcript

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
I’m going to answer that by turning it over to Kristen.

Lauren Levitan - Cowen & Co — Analyst
Great. Hi, Kristen.

Kristen Blume - Abercrombie & Fitch Co. — CIO
We have a lot of stuff in the pipeline. Obviously as we talked about before, a lot of this is longer term transformational initiatives, starting really with getting rid of our legacy COBOL applications that Mike alluded to earlier don’t provide us with leverage as we move forward in our international efforts. We feel very strongly with our positioning and what we have been doing over the last two years to prepare for international as well the growth this company will see. Starting with core merchandising, right. So we have a core merchandising system initiative that basically replaces 150 COBOL programs and gets us off of if mainframe that is the core foundation of was we’ll be doing going forward. So that’s critical for our success and that will be completely rolled out and in production by mid-next year. Another critical initiative for us is our business intelligence efforts which are really taking all of our disparate reporting systems in the organization and putting them into one version of the truth, if you will. That is continuing to be rolled out in multiple phases. We’ve had a couple roll-outs last year. We’ve got a couple roll-outs this year.
We’re basically prioritizing what goes into that structure based on the business needs and the critical focus and where we get our biggest bang for our buck. We did go live with our new allocation system in a phased roll-out approach so we’ve got one brand live on that. Our other brands will go live this month. We’ll start to see benefits from that later this year. We also have our visual merchandising system that we talked about which is really the automation and customization of the floor set process for each and every single store in our chain that will also go live later this year that we’re very excited about in terms of providing a huge benefit from just hitting the store experience perspective and nailing that from a perfection point of view because that’s such a huge focus of ours. I could go on and on but everything that we’re really focusing on, again, a lot of transformational things. We’ve got a store systems initiative that’s critical which is really just taking all of of our systems that reside in the stores including point of sale back office, central office and that will be a phased roll-out approach that starts later this year. We’re work Tong pilot for that right now. And then we just continue on with other improvements in some our already-existing programs that we’re working on. But the huge focus for us is just making sure that we create a store infrastructure, system infrastructure that is sustainable. That is leverageable. So that once we get through probably the course of the next couple years, we’ll just be working on continued improvements.

Operator
Now moving to a question from Brian Tunick with JPMorgan.

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
Hi, Brian.

Brian Tunick - JPMorgan — Analyst
Hi, guys.

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
Hey.

Mike Nuzzo - Abercrombie & Fitch Co. — VP — Finance

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Final Transcript

Brian are you there?

Operator
Your line is open.

Brian Tunick - JPMorgan — Analyst
Can you guys hear me?

Mike Nuzzo - Abercrombie & Fitch Co. — VP — Finance
We can now.

Brian Tunick - JPMorgan — Analyst
I apologize. Your second quarter guidance of down to, you’re assuming deceleration in the trend even though comparison is a few points easier and sounds like you guys are hopeful on a couple of categories as the weather improves and the tourist business is still very robust. Could you maybe comment on that, basically why tweaked down that comp guidance. On Hollister flagship preopening expenses should we expect roughly the 2 million per quarter going forward?

Mike Nuzzo - Abercrombie & Fitch Co. — VP — Finance
Let me just mention that the first quarter comp was a negative three, so the negative two guidance that we give is actually anticipating a slight improvement in our business. Originally, when we provided our guidance for the spring, we had talked about being able to hit the bottom end of the range with a negative one comp. So basically what we’re saying is due to the management of our business and our financial infrastructure, we now believe we can hit the bottom end of the range with a negative 2% comp for the second quarter. And again, this is — we’ve talked about some of the assumptions that drive that negative 2% and we’re also all anticipating that the economy doesn’t get significantly worse than what it is. So I hope that provides you some more clarity on that question.
And then your second question was about Hollister preopening.

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
It will be roughly around $2 million a quarter on a go-forward basis, negative P&L pressure up until we open that store.

Mike Nuzzo - Abercrombie & Fitch Co. — VP — Finance
Right.

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
Which is scheduled for late 2009.

Operator
And now we’ll hear from Kimberly Greenberger with Citi.

Kimberly Greenberger - Citigroup — Analyst

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Final Transcript

Great. Thank you. Good morning.

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
Hi, Kimberly, how are you?

Kimberly Greenberger - Citigroup — Analyst
I’m well, thank you. Nice quarter.

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
Thank you very much. We’re very proud of it.

Kimberly Greenberger - Citigroup — Analyst
When do you anniversary the select price increases that you’re taking? And then secondarily, as you look at the difference in performance between Abercrombie and Hollister, is the entire differential due to international and other tourist locations or are there some things that you’re focused on at Hollister to get that business humming? Thanks.

Mike Nuzzo - Abercrombie & Fitch Co. — VP — Finance
Kimberly, I can — the first part of your question, if I understood it correctly, was about when we would anniversary price increases. Again, we had talked about price increases in the current quarter in the polo and denim department, select price increases. So obviously, they’re going to be a go-forward pricing positioning for us. We did those pricing increases primarily to properly position those departments within our brand — our global brand positioning for Hollister and the Kids business. We are always looking at pricing strategies and we’re always looking to make sure that we’re consistent, not only with the market, but primarily with the positioning of our brands. So we will — we’ll continue to do that. On the second part of your question, I can tell you that the international business is a substantial — has been this quarter, a substantial help to the A&F overall comp performance. If you adjust for these international store businesses, the comp that we would show in A&F doesn’t differ that substantially from the comp that we produced in Hollister and the Kids business. And did you want to add onto that?

Mike Kramer - Abercrombie & Fitch Co. — EVP, CFO
That’s very well said.

Operator
We’ll now move to a question from Adrienne Tenant with Freedman, Billings and Ramsey.

Adrienne Tenant - FBR — Analyst
Good morning. Congratulations on the quarter. My question is really — goes back to the sourcing and I was wondering what’s your relationship if any — I think you disassociated from Mast in the fourth quarter and I was wondering how much of your sourcing was going through them and how much of that benefited the IMU, the sourcing piece of it in this quarter? Thank you.

Mike Nuzzo - Abercrombie & Fitch Co. — VP — Finance

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Final Transcript

I’ll answer that. I mean, we’re not going to get into specifics. I will tell you that, you know, obviously we discontinued our relationship with Mast. Not a large piece of our business was going through Mast. We had been working that down strategically over time, even though we accelerated the separation, if you will. In terms of the — how much that relationship — keep in minds, that business that we had through Mast, portions of it we went direct, portions of it we moved to another broker. I don’t want to get into the level of detail in terms of how much that actually impacted our IMU one way or another. All that is strategic. The Mast situation really did not have an impact on us whatsoever.

Operator
That will conclude today’s question-and-answer session. That would also conclude today’s conference for today. We do thank you for joining Abercrombie & Fitch’s first quarter earnings conference call. Thank you for your participation. Everyone have a wonderful day.

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